Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Reports Second Quarter 2025 Financial Results
Record Net Revenues of $36.0 million Representing 7% Growth from the Prior Year
Net income of $2.6 million, up 262%
Adjusted EBITDA (non-GAAP) of $8.0 million, up 32%
Adjusted EBITDA (non-GAAP) margin expanded by 4.3% to 22.3%
Year-to-Date Net Operating Cash Flow of $8.8 million, up 227%
Stock Repurchases totaled $3.5 million
Rochester Hills, Michigan, August 5, 2025 – InfuSystem Holdings, Inc. (NYSE American:INFU) (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the second quarter ended June 30, 2025.
2025 Second Quarter Overview:
•Net revenues totaled $36.0 million, an increase of 7% vs. prior year.
◦Patient Services net revenue was $21.5 million, an increase of 6% vs. prior year.
◦Device Solutions net revenue was $14.5 million, an increase of 8% vs. prior year.
•Gross profit was $19.9 million, an increase of 19% vs. prior year.
•Gross margin was 55.2%, an increase of 5.7% vs. prior year.
◦Net income was $2.6 million, or $0.12 per diluted share vs. prior year net income of $0.7 million, or $0.03 per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $8.0 million, an increase of 32% vs. prior year.
•Adjusted EBITDA (non-GAAP) margin increased 4.3% to 22.3% vs. 18.0% prior year.
•Net operating cash flow was up 227% to $8.8 million, as of June 30, 2025.
•Stock Repurchases totaled approximately $3.5 million for the quarter.
•Company liquidity totaled $49.1 million, as of June 30, 2025.
Management Discussion

Carrie Lachance, Chief Executive Officer of InfuSystem, commented, “We delivered strong second quarter financial results, highlighted by margin expansion, robust cash flow generation and meaningful profitability. Revenue grew 7% to $36 million and gross margins expanded by 5.7% to 55.2%. This translated into a 32% increase in Adjusted EBITDA, which rose to $8 million. Our EBITDA margin improved by 4.3% to 22.3% and our net income increased by 262%. Cash from operations was $8.8 million, more than double prior year results, both for the quarter and year-to-date. These solid results are a testament to our team’s commitment to disciplined execution and continuous process improvement.”

“For the second quarter, Patient Services revenue increased 6%, reflecting continued strength in our core oncology business. The number of patient treatments continue to grow and ongoing operational efficiencies by our revenue cycle team are driving improved results. We are encouraged by the momentum in our partnership with Smith & Nephew, as our negative pressure pump offering continues to gain traction and demonstrates strong potential for sustained growth. Revenue in Device Solutions increased 8%, primarily driven by our direct rental business following our strategic investment made last year to address increased demand for our services. Direct rental remains a significant contributor to overall profitability. Additionally, we returned approximately $3.5 million to shareholders through stock repurchases, bringing the total return to shareholders in the first half of the year to $6.4 million.”

“Looking ahead, we are focused on expanding margins and improving profitability. Accordingly, we are raising our full year 2025 outlook for Adjusted EBITDA margin to 20% or higher, an increase of 1.2%. Concurrently, we are revising our 2025 revenue growth outlook to a range of 6 to 8 percent, down from the prior range of 8 to 10 percent to reflect a change in the anticipated ramp-up of Advanced Wound Care and Chemo Mouthpiece. The changes allow additional time needed to improve processing costs prior to scaling the opportunities we are pursuing in Advanced Wound Care and to address recent reimbursement changes to Chemo Mouthpiece. During the second quarter, we made a small acquisition that will onboard additional technology and know-how to address the Advanced Wound Care processing costs. Despite the lower sales forecast, Adjusted EBITDA range has improved due to cost management, product mix and other operational improvements resulting in the higher Adjusted EBITDA margin. As we enter the second half of the year, our mandate remains clear – execute with discipline, deliver profitable growth and drive long-term value creation for our shareholders,” concluded Ms. Lachance.
2025 Second Quarter Financial Review
Net revenues for the quarter ended June 30, 2025 were $36.0 million, an increase of $2.3 million, or 6.8%, compared to $33.7 million for the quarter ended June 30, 2024. The increase included higher net revenues for both the Patient Services and Device Solutions segments.
Patient Services net revenue of $21.5 million increased $1.3 million, or 6.3%, during the second quarter of 2025 compared to the prior year period. This increase was primarily attributable to additional treatment volume and increased third-party payer collections in Oncology and Wound Care, offset partially by lower revenue volume in Pain Management. The improved volume and collections benefited Oncology revenue by $0.7 million, or 4.0% and Wound Care by $0.8 million, or 175%. Pain Management revenue decreased by $0.2 million, or 15.4%. Pain management was lower mainly due to timing of shipments to a large customer.
Device Solutions net revenue of $14.5 million increased $1.0 million, or 7.7%, during the second quarter of 2025 compared to the prior year period. This increase included increased medical equipment sales of $0.6 million, or 40.0%, and higher rental revenue totaling $0.5 million, or 10.5%. Higher medical equipment sales were due to rental buyouts by certain existing rental customers and sales to new customers. The increase in rental revenue was mainly attributable to new customers added since the 2024 second quarter.
Gross profit for the second quarter of 2025 of $19.9 million increased by $3.2 million, or 19.2%, compared to the second quarter of 2024. This increase was due to the increase in net revenues and by a higher gross profit percentage of net revenue (“gross margin”). Gross margin was 55.2% during the second quarter of 2025 compared to 49.5% during the prior year period, an increase of 5.7%. Gross profit was higher in both the Patient Services and Devices Solutions segments whereas gross margin was lower in the Patient Services segment and higher in the Device Solutions segment.
Patient Services gross profit was $13.8 million during the second quarter of 2025, representing an increase of $0.4 million, or 2.7%, compared to the prior year period. The increase reflected the higher net revenue offset partially by lower gross margin, which decreased from the prior year by 2.3% to 64.1%. The decrease in gross margin reflected a change in revenue mix offset partially by lower missing pump reserve expense and improved coverage of fixed costs from higher net revenue. The unfavorable revenue mix impacting gross margin was mainly related to the increase in revenue related to the higher wound care net revenue which has a lower average gross margin than other Patient Services revenue categories.
Device Solutions gross profit during the second quarter of 2025 was $6.1 million, representing an increase of $2.8 million, or 88.3%, compared to the prior year. This increase was partially due to a $0.6 million error correction during the prior year which did not repeat in the current year. The remaining $2.2 million increase was due to the increase in net revenue and an increased gross margin. The Device Solutions gross margin was 41.9% during the current quarter, which was 17.9% higher than the prior year period. A portion of the increase was due to the error correction in the prior year which reduced gross margin during that period by 4.1%. The remaining 13.8% increase was due to improved procurement costs for materials, increased biomedical productivity and favorable sales mix involving higher margin products including rental revenue and sales of used medical equipment.
Selling and marketing expenses were $2.7 million for the second quarter of 2025, representing a decrease of 11.1%,compared to the prior year. Selling and marketing expenses as a percentage of net revenues decreased to 7.5% compared to 9.0% in the prior year period. This decrease reflected a reduction in sales team members and improved coverage of fixed costs from higher net revenues.
General and administrative (“G&A”) expenses for the second quarter of 2025 were $13.1 million, an increase of $1.6 million, or 14.1%, from the second quarter of 2024. The increase over the prior year included $0.6 million of expenses related to information technology and business applications upgrades in 2025 as part of a project that began in the second half of 2024. Additional expenses above 2024 levels included personnel directly related to the increased net revenue including revenue cycle personnel totaling $0.8 million and a $0.4 million higher expense accrual for short-term incentive compensation. Other increased expenses totaling $0.2 million were indirectly associated with revenue volume growth including the cost of information technology, general business expenses and included inflationary increases. These increases were partially offset by a $0.3 million reduction in stock-based compensation mainly related to the forfeiture of stock-based awards by the outgoing CEO. G&A expenses as a percentage of net revenues for the second quarter of 2025 increased to 36.5% from 34.2% for the prior year period.
Net income for the second quarter of 2025 was $2.6 million, or $0.12 per diluted share, compared to net income of $0.7 million, or $0.03 per diluted share, for the second quarter of 2024.
Adjusted EBITDA, a non-GAAP measure, for the second quarter of 2025 was $8.0 million, or 22.3% of net revenue, and increased by $2.0 million, or 32.1%, compared to Adjusted EBITDA for the same prior year quarter of $6.1 million, or 18.0% of prior period net revenue. The increase reflected the higher revenue and gross margin and lower selling expenses. These improvements were offset partially by the increase in G&A expenses.
Balance sheet, cash flows and liquidity
During the six-month period ended June 30, 2025, operating cash flow increased to $8.8 million, a $6.1 million, or 227%, increase over operating cash flow during the same prior year six-month period. The increase reflected higher operating income and lower working capital growth during 2025 as compared to 2024. Capital expenditures during the first half of 2025 included purchases of medical devices totaling $4.3 million, which was $4.5 million, or 51%, lower than the amount purchased during the same prior year period. Purchases of medical equipment were lower during 2025 compared to 2024 because a higher portion of the revenue growth in 2024 came from rental revenues that require capital equipment purchases. Also, during the second quarter the Company used cash to acquire a small company for $1.4 million and repurchased $3.5 million in common stock under a share repurchase program.
As of June 30, 2025, available liquidity for the Company totaled $49.1 million and consisted of $48.4 million in available borrowing capacity under its revolving line of credit plus cash and cash equivalents of $0.7 million. Net debt, a non-GAAP measure (calculated as total debt of $26.3 million less cash and cash equivalents of $0.7 million) as of June 30, 2025 was $25.6 million representing an increase of $2.3 million compared to net debt of $23.3 million as of December 31, 2024 (calculated as total debt of $23.9 million less cash and cash equivalents of $0.5 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 0.86 to 1.00 (calculated as net debt of $25.6 million divided by Adjusted EBITDA of $29.7 million).
Full Year 2025 Guidance

InfuSystem is updating its annual guidance for the full year 2025 with net revenue growth estimated to be in the 6% to 8% range. The prior net revenue growth range was 8% to 10%. We are also forecasting Adjusted EBITDA margin (non-GAAP) to be 20% or higher representing a 120 basis point increase over the amount in 2024 despite the planned continued investment in the Company's business applications. The previous guidance amount of Adjusted EBITDA margin was 18.8% or higher.

The full year 2025 guidance reflects management’s current expectations for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 11, 2025. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.
Conference Call
The Company will conduct a conference call for all interested investors on Tuesday, August 5, 2025, at 9:00 a.m. Eastern Time to discuss its second quarter 2025 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, replay access code 5094847, through August 12, 2025.

Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled “GAAP to Non-GAAP Reconciliation” below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures and, therefore, such comparable GAAP measures and reconciliations are excluded from this release in reliance upon applicable SEC staff guidance.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American:INFU), is a leading national healthcare service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services, providing last-mile solutions for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management and Wound Therapy businesses. The second platform, Device Solutions, supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2025 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of disruptions caused by public health emergencies or extreme weather or other climate change-related events, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, global financial conditions and recessionary risks, rising inflation and interest rates, supply chain disruptions, systemic pressures in the banking sector, including disruptions to credit markets, the Company's ability to remediate any material weaknesses in internal control over financial reporting, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent Annual Report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2025	2024	2025	2024

Net revenues	$36,002	$33,698	$70,718	$65,693
Cost of revenues	16,128	17,030	31,677	32,551
Gross profit	19,874	16,668	39,041	33,142

Selling, general and administrative expenses:
Amortization of intangibles	247	247	495	495
Selling and marketing	2,704	3,042	5,689	6,418
General and administrative	13,146	11,524	28,462	25,219

Total selling, general and administrative	16,097	14,813	34,646	32,132

Operating income	3,777	1,855	4,395	1,010
Other expense:
Interest expense	(373)	(484)	(709)	(940)
Other income (expense)	42	(63)	13	(60)

Income before income taxes	3,446	1,308	3,699	10
Provision for income taxes	(847)	(591)	(1,367)	(405)
Net income (loss)	$2,599	$717	$2,332	$(395)
Net income (loss) per share:
Basic	$0.12	$0.03	$0.11	$(0.02)
Diluted	$0.12	$0.03	$0.11	$(0.02)
Weighted average shares outstanding:
Basic	20,806,967	21,299,089	20,965,114	21,262,429
Diluted	21,056,460	21,711,198	21,288,370	21,262,429

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended June 30,		Better/ (Worse)
(in thousands)	2025	2024

Net revenues:
Patient Services	$21,518	$20,246	$1,272
Device Solutions	16,255	15,194	1,061
Less: elimination of inter-segment revenues (a)	(1,771)	(1,742)	(29)
Total Device Solutions	14,484	13,452	1,032
Total	36,002	33,698	2,304
Gross profit:
Patient Services	13,803	13,444	359
Device Solutions	6,071	3,224	2,847
Total	$19,874	$16,668	$3,206
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Six Months Ended June 30,		Better/ (Worse)
(in thousands)	2025	2024

Net revenues:
Patient Services	$42,292	$38,837	$3,455
Device Solutions	32,079	30,311	1,768
Less: elimination of inter-segment revenues (a)	(3,653)	(3,455)	(198)
Total Device Solutions	28,426	26,856	1,570
Total	70,718	65,693	5,025
Gross profit:
Patient Services	26,988	25,718	1,270
Device Solutions	12,053	7,424	4,629
Total	$39,041	$33,142	$5,899
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME TO EBITDA, ADJUSTED EBITDA, NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024

GAAP net income (loss)	$2,599	$717	$2,332	$(395)
Adjustments:
Interest expense	373	484	709	940
Income tax provision	847	591	1,367	405
Depreciation	3,094	2,786	6,166	5,438
Amortization	247	247	495	495

Non-GAAP EBITDA	$7,160	$4,825	$11,069	$6,883

Stock compensation costs	661	998	1,769	2,055
Medical equipment reserve and disposals (1)	93	231	315	127
Management reorganization/transition costs (2)	27	—	1,055	108
Cooperation Agreement payment and associated legal expenses	—	—	—	649
Certain other non-recurring costs	85	20	141	109

Non-GAAP Adjusted EBITDA	$8,026	$6,074	$14,349	$9,931

GAAP Net Revenues	$36,002	$33,698	$70,718	$65,693
Net Income (Loss) Margin (3)	7.2%	2.1%	3.3%	(0.6)%
Non-GAAP Adjusted EBITDA Margin (4)	22.3%	18.0%	20.3%	15.1%
Business Application (“ERP”) Upgrade Investment (5)	$632	$51	$1,098	$51
(1)Amounts represent a non-cash expense recorded to adjust the reserve for missing medical equipment and is being added back due to its similarity to depreciation.
(2)Includes severance compensation for the outgoing CEO totaling $1.0 million.
(3)Net Income (Loss) Margin is defined as GAAP Net Income as a percentage of GAAP Net Revenues.
(4)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.
(5)Represents expenses associated with a project to upgrade the Company’s information technology and business applications including a replacement of our main enterprise resource planning (“ERP”) application. The project was launched during the second quarter of 2024 and is expected to be completed during the first quarter of 2026. Amounts are included in GAAP net income and have not been added back in the measurement of Non-GAAP Adjusted EBITDA.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	June 30, 2025	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$720	$527
Accounts receivable, net	24,481	21,155
Inventories, net	5,668	6,528
Other current assets	3,931	3,955

Total current assets	34,800	32,165
Medical equipment for sale or rental	2,314	3,157
Medical equipment in rental service, net of accumulated depreciation	36,862	39,175
Property & equipment, net of accumulated depreciation	3,808	4,030
Goodwill	3,710	3,710
Intangible assets, net	7,150	6,456
Operating lease right of use assets	4,868	5,374
Deferred income taxes	5,956	7,188
Derivative financial instruments	949	1,481
Other assets	432	878

Total assets	$100,849	$103,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,318	$9,848
Other current liabilities	6,543	7,813

Total current liabilities	15,861	17,661
Long-term debt	26,347	23,864
Operating lease liabilities, net of current portion	4,107	4,560

Total liabilities	46,315	46,085

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 20,425,964 issued and outstanding as of June 30, 2025 and 21,272,351 issued and outstanding as of December 31, 2024	2	2
Additional paid-in capital	115,338	113,868
Accumulated other comprehensive income	717	1,119
Retained deficit	(61,523)	(57,460)

Total stockholders’ equity	54,534	57,529

Total liabilities and stockholders’ equity	$100,849	$103,614

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2025	2024

OPERATING ACTIVITIES
Net income (loss)	$2,332	$(395)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	39	(194)
Depreciation	6,166	5,438
Loss on disposal of and reserve adjustments for medical equipment	380	316
Gain on sale of medical equipment	(1,723)	(1,036)
Amortization of intangible assets	495	495
Amortization of deferred debt issuance costs	39	39
Stock-based compensation	1,769	2,055
Deferred income taxes	1,363	405
Changes in assets - (increase)/decrease:
Accounts receivable	(2,089)	(1,203)
Inventories	863	(437)
Other current assets	24	(446)
Other assets	1,106	914
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(1,975)	(3,265)
NET CASH PROVIDED BY OPERATING ACTIVITIES	8,789	2,686

INVESTING ACTIVITIES
Acquisition of business	(1,412)	—
Purchase of medical equipment	(4,314)	(8,796)
Purchase of property and equipment	(348)	(519)
Proceeds from sale of medical equipment, property and equipment	1,728	2,201
NET CASH USED IN INVESTING ACTIVITIES	(4,346)	(7,114)

FINANCING ACTIVITIES
Principal payments on long-term debt	(30,261)	(26,744)
Cash proceeds from long-term debt	32,717	31,769
Debt issuance costs	(12)	—
Common stock repurchased as part of share repurchase program	(6,395)	(283)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(458)	(624)
Cash proceeds from exercise of options and ESPP	159	225
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(4,250)	4,343

Net change in cash and cash equivalents	193	(85)
Cash and cash equivalents, beginning of period	527	231
Cash and cash equivalents, end of period	$720	$146